UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2008

Financial Industries Corporation
(Exact Name of Registrant as Specified in Charter)

Texas	0-4690	74-2126975
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 River Place Boulevard, Building I, Austin, Texas		78730
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number (including area code): (512) 404-5000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2008, Financial Industries Corporation (“FIC”) entered into a retention agreement with Vincent L. Kasch, pursuant to which Mr. Kasch agrees to continue to serve as FIC’s Chief Financial Officer on a full-time basis through April 13, 2008 and on a part-time basis from April 14, 2008 through May 30, 2008.  During his part-time engagement, Mr. Kasch will devote such time to his responsibilities as Chief Financial Officer of FIC as is reasonably necessary, in the good faith opinion of FIC, for the timely completion of FIC’s statutory and publicly-filed financial statements for the fiscal quarter ended March 31, 2008.  The retention agreement permits Mr. Kasch to accept additional employment during his part-time engagement with FIC, provided that such employment does not unreasonably interfere with Mr. Kasch’s obligations to FIC.  Mr. Kasch has accepted a position as the Vice President – Accounting Services of Texas Medical Liability Trust, effective April 14, 2008.  Mr. Kasch will continue to receive his annual salary through April 13, 2008 and will thereafter be compensated at an hourly rate of $105.  In addition, Mr. Kasch’s retention agreement provides that, in consideration of his continued services, upon the consummation of the merger pursuant to the Agreement and Plan of Merger, dated January 14, 2008, between Americo Life, Inc. and FIC (the “Merger”), he will receive a lump-sum change of control payment in the amount of $204,075.  Mr. Kasch will be entitled to this change of control payment even if the Merger is consummated after his employment with FIC has terminated, provided that Mr. Kasch has fulfilled his obligations under the retention agreement and was not terminated by FIC for cause (as defined in the retention agreement).

The foregoing description of the retention agreement does not purport to be complete and is qualified in its entirety by reference to the agreement, which is incorporated herein by reference as an exhibit to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Retention Agreement, dated March 31, 2008.

SIGNATURES

Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Financial Industries Corporation

By:	/s/ William B. Prouty
Name:	William B. Prouty
Title:	Chief Executive Officer

Date: April 3, 2008